Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Corbus Pharmaceuticals Holdings, Inc. on Form S-3 to be filed on or about April 7, 2020 of our reports dated March 16, 2020, on our audits of the consolidated financial statements as of December 31, 2019 and 2018 and for each of the years then ended, and the effectiveness of Corbus Pharmaceuticals Holdings, Inc.’s internal control over financial reporting as of December 31, 2019, which reports were included in the Annual Report on Form 10-K filed March 16, 2020. Our report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2019 expresses an adverse opinion because of material weaknesses. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-3.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Philadelphia, Pennsylvania

April 7, 2020